Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171
www.labcorp.com

FOR IMMEDIATE RELEASE
Contact: Stephen Anderson - 336-436-5076
Investor@labcorp.com

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2013 THIRD QUARTER RESULTS

•	Revenue of $1.46 billion, up 3.0%

•	Volume growth of 5.1%

•	Diluted EPS of $1.63

•	Non-GAAP Adjusted EPS Excluding Amortization of $1.80

•	Repurchased $288 million of stock, representing 2.9 million shares

•	2013 Guidance updated for revenue growth of approximately 3% and Adjusted EPS Excluding Amortization of $6.95 - $7.05

•	Board authorizes additional $1 Billion Share Repurchase Program

•	Executive Vice President and Chief Financial Officer Hayes announces intent to retire in 2014

Burlington, NC, October 18, 2013 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended September 30, 2013.

Third Quarter Results
Net earnings were $148.3 million and earnings per diluted share (EPS) were $1.63 in the third quarter of 2013. Non-GAAP earnings per diluted share, excluding amortization, restructuring and other special charges recorded in the third quarter of 2013 and 2012 (Adjusted EPS Excluding Amortization) were $1.80 and $1.76, respectively.

Revenues for the quarter were $1,462.2 million, an increase of 3.0% over the third quarter of 2012. Testing volume, measured by requisitions, increased 5.1% and revenue per requisition decreased 1.9%. Revenue per requisition decreased year over year due largely to previously-discussed government payment reductions, payment issues related to molecular pathology codes and strong growth in the Company’s toxicology business.

Operating income for the quarter was $244.6 million. Non-GAAP operating income excluding restructuring and other special charges recorded in the quarter (Adjusted Operating Income) was $248.3 million, or 17.0% of revenue. Margins were negatively affected by the factors noted above.

Operating cash flow for the quarter was $234.2 million, compared to $203.8 million in 2012. The balance of cash at the end of the quarter was $174.1 million, and there were $372.0 million of borrowings outstanding under the Company’s $1 billion revolving credit facility. During the quarter, the Company repurchased $288.0 million of stock, representing 2.9 million shares. As of September 30, 2013, $304.1 million of repurchase authorization remained under the Company’s previously approved share repurchase plan.

The Company announced that its Board authorized an additional $1 billion share repurchase program. This authorization clearly demonstrates the Company’s continued commitment to return capital to and create value for shareholders.

The Company recorded restructuring and other special charges of $3.7 million during the third quarter of 2013.

During the third quarter of 2013, the Company received cash proceeds of $7.5 million and recorded a net gain of $5.5 million on the sale of an investment. The investment was one of several strategic investments the Company has made in the area of diagnostic technology.

Year-To-Date Results
Net earnings were $447.5 million and earnings per diluted share were $4.81 in the first nine months of 2013. Adjusted EPS Excluding Amortization in the first nine months of 2013 and 2012 were $5.33 and $5.27, respectively.

Revenues were $4,371.3 million, an increase of 2.5% compared to the same period in 2012. Compared to the first nine months of 2012, testing volume, measured by requisitions, increased 3.7%, and revenue per requisition decreased 1.2%.

Operating income was $775.9 million in the first nine months of 2013. Adjusted Operating Income was $793.7 million.

Operating cash flow for the first nine months of 2013 was $570.0 million. During the first nine months of 2013, the Company repurchased $763.9 million of stock, representing 7.9 million shares.

“We are pleased with our third quarter and year-to-date results, as we delivered another quarter of solid revenue and volume growth. Government payment reductions and continued reimbursement challenges for molecular testing negatively affected our reported results in terms of revenue growth, price and margins,” said David P. King, Chairman and Chief Executive Officer. “Despite these challenges, we continue to execute our five pillar strategy and remain focused on growing our business and returning capital to shareholders.”

The Company announced today that Brad Hayes, Executive Vice President, Chief Financial Officer and Treasurer, plans to retire in 2014. The company will retain a national search firm and conduct an external and internal search for a new CFO. The Company expects that Brad will continue in his capacity as CFO through the first half of 2014, unless a successor is named and the transition is completed before that time.

“Brad has performed exceptionally during his tenure at LabCorp, and we are grateful for his seventeen years of service to the Company,” said David P. King, Chairman and Chief Executive Officer. “Brad’s financial and business expertise helped transform LabCorp into the company it is today. Among his many accomplishments, Brad led the LabCorp billing team in reducing our bad debt from 11.0% to today’s levels. Upon the retirement of his predecessor, Brad seamlessly assumed and excelled in the role of Chief Financial Officer. On behalf of the entire LabCorp family, we thank Brad for his enormous contribution to the Company and we wish him well in his future endeavors.”

“My experience at LabCorp has been very rewarding,” said Mr. Hayes.  “During my time with the Company, I have been fortunate to be part of a phenomenal transformation and have had the opportunity to work with truly incredible people.  LabCorp has a very important role in the U.S. healthcare system and is well positioned for the future.  I would like to thank the entire LabCorp team and LabCorp’s Board of Directors for their support during my time at the Company.”

Outlook for 2013
The Company is updating its 2013 guidance, expecting revenue growth of approximately 3.0%; Adjusted EPS Excluding Amortization of $6.95 to $7.05; operating cash flow of approximately $825 million to $850 million; and capital expenditures of approximately $210 million.  The guidance includes the negative impact of approximately $0.35 due to Medicare payment reductions.  In addition, the guidance includes the negative impact of molecular pathology payment issues, which is not included in the $0.35 noted above.  The guidance excludes the impact of any share repurchase activity after September 30, 2013.  The Company’s capital expenditure guidance is higher than historical levels due to near-term investments in facility consolidation and the replacement of a major testing platform.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS Excluding Amortization, Adjusted Operating Income and Free Cash Flow. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and in comparing the Company’s financial results with other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is filing an 8-K that will include additional information on its business and operations. This information will also be available on the Company's Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 877-280-4957 (857-244-7314 for international callers). The access code is 37215685. A telephone replay of the call will be available through October 25, 2013 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 46876224. A live online broadcast of LabCorp’s quarterly conference call on October 18, 2013 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through November 15, 2013.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.7 billion in 2012, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our website at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2012, and subsequent SEC filings.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net sales	$1,462.2	$1,419.4	$4,371.3	$4,266.1
Cost of sales	914.6	863.3	2,674.2	2,554.4
Selling, general and administrative	279.0	285.1	843.1	835.8
Amortization of intangibles and other assets	20.3	21.1	60.3	63.1
Restructuring and other special charges	3.7	4.8	17.8	4.6

Operating income	244.6	245.1	775.9	808.2

Other income (expense)	4.7	0.5	3.3	(6.7)
Investment income	1.8	0.3	2.2	0.7
Interest expense	(24.7)	(24.1)	(72.3)	(66.9)
Equity method income, net	3.6	5.1	12.3	17.4
Earnings before income taxes	230.0	226.9	721.4	752.7
Provision for income taxes	81.3	78.5	272.7	288.5
Net earnings	148.7	148.4	448.7	464.2
Less net earnings attributable to noncontrolling interest	(0.4)	(0.4)	(1.2)	(1.3)
Net earnings attributable to Laboratory Corporation of America Holdings	$148.3	$148.0	$447.5	$462.9

Adjusted Operating Income
Operating Income	$244.6	$245.1	$775.9	$808.2
Restructuring and other special charges	3.7	4.8	17.8	4.6
Acquisition fees and expenses	—	9.0	—	9.9
Adjusted operating income	$248.3	$258.9	$793.7	$822.7

Adjusted EPS Excluding Amortization
Diluted earnings per common share	$1.63	$1.53	$4.81	$4.72
Impact of restructuring and other special charges	0.03	0.10	0.12	0.15
Amortization expense	0.14	0.13	0.40	0.40
Adjusted EPS Excluding Amortization	$1.80	$1.76	$5.33	$5.27

Weighted average shares outstanding	90.9	96.8	93.0	98.1

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	September 30,	December 31,
	2013	2012

Cash and short term investments	$174.1	$466.8
Accounts receivable, net	813.2	718.5
Property, plant and equipment	672.6	630.8
Intangible assets and goodwill, net	4,592.3	4,569.4
Investments in joint venture partnerships	86.8	78.1
Other assets	347.7	331.4
	$6,686.7	$6,795.0

Zero-coupon subordinated notes	$110.4	$130.0
Senior notes	2,181.5	2,525.0
Credit facility	372.0	—
Other liabilities	1,437.2	1,401.9
Noncontrolling interest	20.0	20.7
Shareholders' equity	2,565.6	2,717.4
	$6,686.7	$6,795.0

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	For the Nine Months Ended
	September 30,	September 30,
	2013	2012

Net cash provided by operating activities	$570.0	$587.2
Net cash used for investing activities	(252.4)	(412.3)
Net cash (used for) provided by financing activities	(608.1)	129.9
Effect of exchange rates on cash	(2.2)	1.9
Net increase/(decrease) in cash	(292.7)	306.7
Cash at beginning of period	466.8	159.3
Cash at end of period	$174.1	$466.0

Free Cash Flow:
Net cash provided by operating activities	$570.0	$587.2
Less: Capital expenditures	(142.6)	(112.4)
Free cash flow	$427.4	$474.8

Notes to Financial Tables

1)
During the third quarter of 2013, the Company recorded net restructuring and other special charges of $3.7 million. The charges consisted of $1.7 million in severance related liabilities and $2.5 million in net costs associated with facility closures and general integration initiatives; partially offset by the reversal of previously established reserves of $0.1 million in unused severance and $0.4 million in unused facility-related costs.  The after tax impact of these charges decreased net earnings for the three months ended September 30, 2013, by $2.3 million and diluted earnings per share by $0.03 ($2.3 million divided by 90.9 million shares).

During the first two quarters of 2013, the Company recorded net restructuring and other special charges of $14.1 million. The charges included $10.1 million in severance related liabilities and $6.3 million in costs associated with facility closures and general integration initiatives; partially offset by the reversal of previously established reserves of $0.6 million in severance related liabilities and $1.7 million in unused facility-related costs.

The after tax impact of these combined charges decreased net earnings for the nine months ended September 30, 2013, by $11.0 million and diluted earnings per share by $0.12 ($11.0 million divided by 93.0 million shares).

2)
During the third quarter of 2012, the Company recorded net restructuring and other special charges of $4.8 million. The charges consisted of $5.2 million in severance related liabilities and $1.2 million in net facility-related costs primarily associated with ongoing consolidation of recent acquisitions and other operations; partially offset by the reversal of previously established reserves of $0.9 million in unused severance and $0.7 million in unused facility-related costs. The Company also recorded $9.0 million in fees associated with the successful completion of its acquisition of MEDTOX Scientific, Inc. (“MEDTOX”) on July 31, 2012. The after tax impact of these charges decreased net earnings for the three months ended September 30, 2012, by $9.5 million and diluted earnings per share by $0.10 ($9.5 million divided by 96.8 million shares).

During the first two quarters of 2012, the Company recorded a net credit of $0.2 million in restructuring and other special charges. The restructuring charges included $6.2 million in severance and other personnel costs along with $1.3 million in facility-related costs primarily associated with the ongoing integration of the Clearstone Central Laboratories (“Clearstone”) acquisition and the termination of an executive vice-president. These charges were offset by the reversal of previously established restructuring reserves of $4.8 million in unused severance and $2.9 million in unused facility-related costs. The Company recorded $0.9 million in acquisition fees and expenses relating to its acquisition of MEDTOX. As part of the Clearstone integration, the Company recorded a $6.9 million loss on the disposal of one of its European subsidiaries. In addition, in conjunction with the liquidation of one of its joint ventures, the Company recorded a one-time increase of $2.9 million in equity method income.

For the nine months ended September 30, 2012, the after tax impact of these combined net charges decreased net earnings by $15.1 million and diluted earnings per share by $0.15 ($15.1 million divided by 98.1 million shares).

3)
The Company continues to grow its business through acquisitions and uses Adjusted EPS Excluding Amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization will provide investors with better insight into the operating performance of the business. For the quarters ended September 30, 2013 and 2012, intangible amortization was $20.3 million and $21.1 million, respectively ($12.5 million and $13.0 million net of tax, respectively) and decreased EPS by $0.14 ($12.5 million divided by 90.9 million shares) and $0.13 ($13.0 million divided by 98.1 million shares), respectively. For the nine months ended September 30, 2013 and 2012 intangible amortization was $60.3 million and $63.1 million respectively ($37.2 million and $38.9 million net of tax, respectively) and decreased EPS by $0.40 ($37.2 million divided by 93.0 million shares) and $0.40 ($38.9 million divided by 98.1 million shares), respectively.